Exhibit 99.1

MIRA Pharmaceuticals Secures Worldwide Rights for Ketamir-2, Expanding Global IP Portfolio Across 10 Major Markets Ahead of Phase 2a in CIPN

Expanded global intellectual property portfolio enhances strategic flexibility and long-term value potential for Ketamir-2

MIAMI, FL / ACCESS Newswire / May 27, 2026 / MIRA Pharmaceuticals, Inc. (NASDAQ:MIRA) (“MIRA” or the “Company”), a clinical-stage pharmaceutical company focused on the development of proprietary therapeutics for neurologic, neuropsychiatric, inflammatory, and metabolic disorders, today announced the execution of Amendment No. 1 to its exclusive Ketamir-2 license agreement with MIRALOGX LLC, expanding the Company’s licensed territory from the United States, Canada, and Mexico to worldwide rights across all countries in which patent rights exist.

The amended agreement incorporates an expanded international patent portfolio now covering filings in the United States, Europe, China, Japan, Canada, Australia, India, Israel, Mexico, and South Korea, representing the world’s largest pharmaceutical markets.

Ketamir-2 is MIRA’s proprietary oral NMDA receptor modulator currently advancing toward planned Phase 2a development in chemotherapy-induced peripheral neuropathy (“CIPN”), an indication with significant unmet medical need. The Company recently announced positive Phase 1 clinical results across 56 healthy volunteers, demonstrating favorable safety, tolerability, and pharmacokinetic findings, with no serious adverse events or study discontinuations reported.

Management Commentary

Erez Aminov, Chairman and CEO of MIRA, stated:

“Securing worldwide rights for Ketamir-2 represents an important strategic milestone for MIRA and significantly strengthens the long-term global commercial potential of the program. As we advance toward planned Phase 2a development in CIPN, this expanded intellectual property position strengthens our ability to pursue global licensing, co-development, or commercialization discussions with potential strategic partners.

The amendment does not materially modify the previously disclosed core economic terms of the original license agreement.

With worldwide IP rights secured and a completed Phase 1 data package in hand, MIRA is advancing Phase 2a protocol documentation for submission to the FDA under its active Investigational New Drug (IND) application.

About Ketamir-2

Ketamir-2 is a proprietary, orally bioavailable investigational new molecular entity designed to selectively modulate the NMDA receptor (PCP binding site) with low binding affinity and limited off-target receptor activity.

In validated preclinical models of neuropathic pain, including paclitaxel-induced neuropathy and sciatic nerve ligation, Ketamir-2 demonstrated improved efficacy compared with ketamine and established neuropathic pain agents, including pregabalin and gabapentin.

Following scientific review, the U.S. Drug Enforcement Administration (DEA) determined that Ketamir-2 is not classified as a controlled substance.

Ketamir-2 has not been approved by the U.S. Food and Drug Administration for any indication, and its safety and efficacy have not been established.

About MIRA Pharmaceuticals, Inc.

MIRA Pharmaceuticals, Inc. (NASDAQ:MIRA) is a clinical-stage pharmaceutical company focused on the development and commercialization of investigational therapeutics for neurologic, neuropsychiatric, inflammatory, and metabolic disorders. The Company’s pipeline includes oral drug candidates being evaluated for neuropathic pain (CIPN), inflammatory pain, obesity, addiction-related disorders, anxiety, and cognitive impairment.

For more information, please visit MIRA Pharmaceuticals.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “can,” “could,” “would,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” “guidance,” “potential,” “intend,” “seek,” “target” and other words of similar meaning, although not all forward-looking statements include these words. Forward-looking statements may include, but are not limited to, statements regarding the therapeutic potential, mechanism of action, development plans, regulatory pathway, safety profile, clinical utility, market opportunity, and future development of SKNY-1 and the Company’s other product candidates. These forward-looking statements are based on current expectations, estimates, forecasts, and projections, as well as management’s beliefs and assumptions, and are subject to significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, among others, risks related to preclinical and clinical development, the ability to obtain regulatory approvals, the outcome of future studies, reliance on third parties, intellectual property protection, financing needs, market conditions, and the other risks identified in the Company’s under the heading “Risk Factors” contained in the Company’s Annual Report on Form 10-K and the Company’s other filings with the U.S. Securities and Exchange Commission (“SEC”). Forward-looking statements contained in this press release speak only as of the date hereof, and the Company undertakes no obligation to update or revise such statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

We caution investors not to place undue reliance on the forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at SEC website and in the “Investors” section of our website at MIRA Investors, for a discussion of these and other risks and uncertainties.

Contact:
Krystina Quintana
info@mirapharma.com
(786) 432-9792